Exhibit 16(c)

                     INVESTMENT COMPANY ADMINISTRATION, LLC
                          FIRST FUND DISTRIBUTORS, INC.


     This Code of Ethics (the "Code") has been adopted by Investment Company Administration, LLC ("ICA")and First Fund Distributors, Inc.("FFD") in accordance with Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act").

I. LEGAL REQUIREMENT

     Rule 17j-1 makes it unlawful for certain persons, in connection with the purchase or sale by such person of a security held or to be acquired by a Fund:

     (A)  To employ any device, scheme, or artifice to defraud the Fund;

     (B) To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

     (C) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

     (D)  To engage in any manipulative practice with respect to the Fund.

II. DEFINITIONS

     (A) "Fund" means any investment company registered under the 1940 Act, or any series or class of shares of such an investment company, which has a contractual relationship with ICA or FFD.

     (B) "Access person" means any employee of ICA or FFD who, in connection with his or her regular functions or duties, obtains information that a security is held or to be acquired by a Fund.

     (C) A security is "held or to be acquired" if within the most recent 15 days it (i) is or has been held by a Fund, or (ii) is being or has been considered by the Fund or its investment adviser for purchase by a Fund. A purchase or sale includes the writing of an option to purchase or sell.

     (D) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated.

     (E) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.
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     (F)  "Control"  shall  have the same  meaning  as that set forth in Section
          2(a)(9) of the 1940 Act.

     (G) "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

III. EXEMPTED TRANSACTIONS

The prohibitions of Section IV of this Code shall not apply to:

     (A) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

     (B) Purchases or sales of securities which are not eligible for purchase or sale by a Fund.

     (C) Purchases or sales which are non-volitional on the part of either the access person or the Fund.

     (D)  Purchases which are part of an automatic dividend reinvestment plan.

     (E) Purchases effected upon the exercise of rights issued by an issuer pro rata to al lholders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

IV. PROHIBITED PURCHASES AND SALES

     (A) No access person shall knowingly purchase or sell, directly or indirectly, any security held or to be acquired by a Fund until the first business day after such Fund completes all of its intended trades in such security.

     (B) In order to avoid making a prohibited purchase or sale of a security, no access person shall purchase or sell any security except as indicated below, without obtaining advance written clearance of such transaction from a person designated by ICA and FFD to grant such advance clearance.

     (C) Advance clearance is not required for the purchase or sale of 500 shares or less (during a rolling 30 day period) of an equity security which (i) is listed on the New York Stock Exchange or the NASDAQ National Market System, or (ii) has a market capitalization of $1 billion or more at the time of purchase or sale.
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     (D)  No access person may purchase a security in an initial public offering without the prior written approval of the person designated by ICA and FFD to grant such advance clearance.

     (E) No access person shall engage in any act, practice, or course of conduct that would violate the provisions of Rule 17j-1 as set forth in Section I above.

V. REPORTING

Every access person shall report to the Compliance Officer designated by ICA and FFD the information described below with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security, provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

     (A) INITIAL HOLDINGS REPORT. Within ten days of beginning employment, each Access Person must report the following information:

          (1) The title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

          (2) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

          (3)  The date the report is submitted by the Access Person.

     (B) QUARTERLY TRANSACTION REPORTS. Within ten days of the end of each calendar quarter, each Access Person must report the following information:

          (1) With respect to any transaction during the quarter in a Security in which the Access Person had any direct or indirect beneficial ownership:

               (i) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved;

               (ii) The nature of the transaction (I.E., purchase, sale);

               (iii)The  price of the  security  at which  the  transaction  was effected;

               (iv) The name of the broker, dealer or bank with or through which the transaction was effected; and

               (v)  The date that the report is submitted by the Access Person.


     (C) ANNUAL HOLDINGS REPORTS. Each year, the Access Person must report the following information:
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          (1)  The title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership;

          (2) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and

          (3)  The date the report is submitted by the Access Person.

VI. SANCTIONS

Upon discovering a violation of this Code, ICA or FFD may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure, suspension, or termination of the employment of the violator, and/or a disgorging of any profits made by the violator.


May 1, 2000